Exhibit 99.1

September 17, 2008

PRESS RELEASE

COMMUNITY BANCORP. ANNOUNCES QUARTERLY DIVIDEND AND WRITE DOWN
OF FANNIE MAE PREFERRED STOCK;
REMAINS WELL-CAPITALIZED

Derby, VT	For Immediate Release

For more information, contact Richard C. White at 802-334-7915

Dividend Declaration
On September 17, 2008, Community Bancorp., the parent company of Community National Bank,announced that the Board of Directors declared a dividend of seventeen cents per share payable November 1, 2008 to shareholders of record as of October 15, 2008.

Community National Bank, an independent bank with approximately $484 million in assets, has been serving its communities since 1851, with offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg, Vermont.

Write Down of Fannie Mae Preferred Stock
Community Bancorp. (OTCBB: CMTV), also announced today that during the third quarter ending September 30, 2008, it will record an other-than-temporary impairment noncash charge relating to its holdings of preferred stock in the Federal National Mortgage Association (“Fannie Mae”).

This action is being taken in the wake of the September 7, 2008 announcement that the Federal Housing Finance Agency has placed Fannie Mae and the Federal Home Loan Mortgage Corporation (“Freddie Mac”) under conservatorship and the subsequent reaction of the market to the terms of the conservatorship, including the suspension of dividend payments on Fannie Mae and Freddie Mac equity securities.

The Company owns 27,700 shares of Series F and 20,000 shares of Series H Fannie Mae preferred stock, all of which are held in its available-for-sale portfolio.  As of June 30, 2008, the aggregate adjusted carrying value of such shares was approximately $1,552,865.  The Company does not own any other preferred or common stock of either Fannie Mae or Freddie Mac.

The other-than-temporary impairment noncash charge with respect to the Company’s holdings of Fannie Mae preferred stock will be made as of September 30, 2008 and will be based on the market value of the shares on that date.  As of September 16, 2008, the aggregate market value of the shares was approximately $125,973.  The amount of this impairment charge is subject to material change in the future as a result of significant uncertainties related to Fannie Mae’s business operations and the Federal conservatorship and the continuing impact of such factors on the market value of the preferred stock.

Management of the Company expects that, even if the entire investment in the preferred shares were written off, the Company and its banking subsidiary would remain “well capitalized” at September 30, 2008 under applicable regulatory capital standards.

This press release contains forwarding-looking statements about the Company, its operations and financial reporting.  Forward-looking statements do not relate strictly to historical or current facts.  Words such as “believe,” “expect,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may” denote forward-looking statements.  Certain factors could cause actual results to differ materially from expected results, including changes in the general economic conditions (such as interest rates, employment levels and real estate values), legislative and regulatory changes, further developments with respect to the Fannie Mae conservatorship, changes in the Company's and Fannie Mae's business operations and the results thereof and changes in the securities markets.